NATIONAL PENN BANCSHARES, INC.

NEWS RELEASE

FOR RELEASE:      Immediate

CONTACT:
                  Wayne R. Weidner, President, National Penn Bank -
                  (610) 369-6282

                  Glenn E. Moyer, President, Elverson National Bank -
                  (610) 286-8219

           NATIONAL PENN BANCSHARES TO ACQUIRE ELVERSON NATIONAL BANK

     BOYERTOWN, PA...National Penn Bancshares, Inc. ("National Penn"), (NASDAQ/NMS:NPBC), parent company of National Penn Bank, and Elverson National Bank ("ELVN") announced today the execution of a definitive agreement for National Penn Bancshares to acquire Elverson National Bank. Elverson National Bank is a $300 million bank headquartered in Elverson, Pennsylvania operating nine community offices in Chester, Berks, and Lancaster Counties. The joint announcement was made today by Lawrence T. Jilk, Jr., Chairman and Chief Executive Officer, and Wayne R. Weidner, President, of National Penn and Joseph
A. Rigg, Chairman, and Glenn E. Moyer, President and Chief Executive Officer, of Elverson National Bank.

     The basic terms of the Agreement call for the tax-free exchange of 1.175 shares of National Penn common stock for each share of Elverson common stock. Based on the $33.625 per share closing price of National Penn common stock on July 17, 1998, the value per share of Elverson National Bank is $39.51. This price equates to 30.10 times Elverson's estimated trailing twelve months earnings, and a multiple of 3.77 times Elverson's tangible book value as of June 30, 1998.

     A 5-for-4 split of National Penn Bancshares common stock is currently pending and will be completed on July 31. Upon its completion, the Agreement provides for proportionate adjustment of all the exchange ratio provisions so as to preserve the same economic terms as at present.

     As of June 30, 1998, Elverson had 2,597,995 million shares of Common Stock outstanding and options for approximately 44,424 additional shares.

     Upon completion of the merger, Elverson National Bank will retain its name and operate as a division of National Penn Bank. Elverson's present directors will be appointed to the divisional board of directors. Two members of the Elverson Board will be mutually selected to become directors of National Penn Bancshares and National Penn Bank. Elverson's President and CEO, Glenn


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Moyer,  will  become  President  of the  Elverson  National  Bank  Division  and
President of the Berks County and Montgomery County regions of National Penn Bank. He will also be an Executive Vice President of National Penn Bank with additional corporate responsibilities and will be a member of the Bank's Executive Management, Asset/Liability, and Loan Committees.

     National Penn Bancshares will have assets of $2 billion following the acquisition which is subject to regulatory approval, as well as approval of shareholders of Elverson National Bank and National Penn Bancshares. National Penn anticipates that the transaction will close in either late fourth quarter of 1998 or the first quarter of 1999, and will be accounted for as a pooling of interests. Effective immediately, National Penn Bancshares has rescinded its existing authorization to repurchase its common stock, which authorized the repurchase of up to 530,000 shares (or 662,500 shares when adjusted for the stock split). During 1998, National Penn Bancshares has repurchased approximately 233,267 shares under the authorization (or approximately 291,584 on a post-split basis).

     The merger is expected to be accretive to National Penn earnings in the second year. As with any earnings estimate, there are factors that could cause the actual results to differ materially, such as the factors discussed in National Penn's 8-K filing with the Securities and Exchange Commission.

     "The addition of Elverson is highly complementary to National Penn's existing franchise and will provide an excellent opportunity to increase our marketshare in Chester County, southern Berks County and eastern Lancaster County," said Wayne R. Weidner, president of National Penn Bancshares. Elverson's longevity in Chester County and deep-seated commitment to be aware of customers' needs, is a natural fit with National Penn Bank's philosophy. National Penn Bank's existing Chester County retail delivery system (excluding Phoenixville), as well as its commercial lending office, will be combined with and marketed as Elverson National Bank, a division of National Penn Bank. Mr. Weidner continued, "We have been serving the Chester County market for over 10 years with a full-service loan office and several branch offices. Chester County continues to be a fast- growing, very appealing region and this acquisition will enable us to aggressively expand our market presence."

     Elverson's President, Glenn Moyer, said "the affiliation with National Penn offers us an expanded opportunity to enhance our product offerings, services, and delivery channels to both current and prospective customers. Positioning Elverson as a division of National Penn Bank will provide our customers with the continued benefit of a community bank philosophy, which has made us an outstanding performer. The expanded services and products available through this affiliation will enable us to increase the expansion of our customer base in many respects. The increased level of total resources of the merged companies


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will enable the Elverson  franchise to better  service small and large  business customers, as well as individual consumers, by immediately adding electronic banking services, trust services and commercial cash management products. We have gained an excellent reputation for our willingness to serve the local community with competitive products while enhancing the quality of life in the markets we service," stated Moyer.

     National Penn Bancshares currently operates 52 offices in southeastern Pennsylvania through its subsidiary National Penn Bank, and its divisional banks, 1st Main Line Bank, Chestnut Hill National Bank, and National Asian Bank. Investors Trust Company, a subsidiary of National Penn Bancshares, provides full service fiduciary services. National Penn Bancshares expects to open a full service broker/dealer firm, Penn Securities, Inc., a new subsidiary, and to begin offering insurance products through Link Financial Services, Inc., also a new subsidiary, in the near future.

     National Penn Bancshares common stock is traded on the Nasdaq Stock Market under the symbol "NPBC."



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